Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Financial Results for First-Quarter 2007

Goshen, Ind.—May 10, 2007—Supreme Industries, Inc. (AMEX:STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles and luxury motor coaches, today announced financial results for its first quarter ended March 31, 2007.

First-quarter 2007 net sales decreased two percent to $83.9 million from $85.7 million one year ago. Net income in the quarter was approximately $1.0 million, or $0.08 per diluted share, versus the $1.4 million, or $0.11 per diluted share, reported in the 2006 opening quarter.

Commenting on the results, President Robert W. Wilson said, “Net sales for the year’s opening three months reflected a five percent decrease in sales of our core truck products and lower sales of armored units during the quarter. The anticipated decline in truck products reflects softer demand for larger diesel units following customer acceleration of orders in 2006 to avoid increased costs associated with the stricter Federal emission standards that went into effect at the beginning of 2007.”

First-quarter 2007 gross profit was $9.0 million, or 10.7 percent of net sales. This compares with $9.6 million, or 11.2 percent of net sales, for the same quarter last year. As a percentage of sales, higher materials costs were partially offset by lower direct labor, overhead and delivery expenses.

Selling, general and administrative (SG&A) expenses of $6.9 million in the quarter were relatively flat with the comparable year-ago period. Interest expense of $0.7 million for the 2007 first quarter was also approximately level compared with the 2006 first three months.

Stockholders’ equity totaled $75.3 million, or $5.89 per share, at March 31, 2007. Working capital totaled $64.6 million in the current period compared with $66.6 million at December 30, 2006. The working capital ratio at first-quarter-end was approximately 3 to 1, while long-term debt as a percentage of the Company’s total capitalization was 32.7 percent.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Wilson continued, “Despite the challenging business environment entering the new year, our strategy to diversify product lines has to an extent mitigated the revenue softness in our core truck products. However, margin pressures persisted in the quarter primarily due to higher costs related to materials. We are working to manage through these issues and expect to see improvement in our margins as the year progresses.”

Wilson concluded, “We are proud to announce that Supreme Corporation was recently recognized by Ford Motor Company as #1 in Parcel Delivery Van Volume in 2006. Additionally, Supreme’s StarTrans Bus Division was recognized by Ford as achieving outstanding shuttle bus volume in 2006. We accept these awards on behalf of our customers, our outstanding sales force and the many dedicated employees who continue to build quality products that make Supreme a leader in the industries we serve.”

Supreme Industries recently announced a cash dividend on its outstanding Class A and Class B Common Stock. Stockholders of record as of May 17, 2007, will receive $.095 for each share owned on that date, payable on May 24, 2007. This cash dividend is the 15th consecutive quarterly cash dividend since the Company commenced the payment of regular cash dividends in 2003.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Thursday, May 10, 2007, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website for 30 days.

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended

	March 31, 2007	April 1, 2006

Net sales	$83,891,983	$85,747,138
Cost of sales	74,920,597	76,141,452

Gross profit	8,971,386	9,605,686

Selling, general and administrative expenses	6,929,747	6,858,966
Other income	(89,977)	(107,240)

Operating income	2,131,616	2,853,960

Interest expense	743,171	700,925

Income before income taxes	1,388,445	2,153,035

Income taxes	424,000	780,000

Net income	$964,445	$1,373,035

Earnings per share (EPS):
Basic	$.08	$.11
Diluted	.08	.11

Shares used in the computation of EPS:
Basic	12,726,845	12,689,654
Diluted	12,835,053	12,919,433

Cash dividends per common share	$.095	$.095

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2007	December 30, 2006
Assets
Current assets	$92,186,886	$91,694,912
Property, plant and equipment, net	48,313,558	48,389,483
Intangible assets, net	1,408,168	1,420,261
Other assets	532,187	620,064

Total assets	$142,440,799	$142,124,720

Liabilities
Current liabilities	$27,543,641	$25,129,594
Long-term debt	36,671,100	38,863,229
Deferred income taxes	2,896,216	2,923,216

Total liabilities	67,110,957	66,916,039
Total stockholders’ equity	75,329,842	75,208,681
Total liabilities and stockholders’ equity	$142,440,799	$142,124,720

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